Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. ANNOUNCES RESIGNATION OF
PRESIDENT AND DIRECTOR BRIAN MUELLER
PHOENIX, June 25, 2008 — Apollo Group, Inc. (Nasdaq:APOL) (“Apollo Group,” “Apollo” or “the Company”) today announced the resignation of Brian Mueller as President and Director, effective immediately.
“We are thankful for Brian’s many years of service to the Company and for the instrumental role he has played in our success,” said John G. Sperling, founder and acting Executive Chairman of the Board. “His contributions to Apollo during the course of his 20-year career are numerous and we wish him well.”
Mueller served as President of Apollo Group since early 2006 and previously as CEO of University of Phoenix’s online campus. Throughout the course of his career with Apollo and University of Phoenix, he served in a series of leadership roles in the organization.
Apollo Executive Vice President, Chief Financial Officer and Treasurer, Joseph L. D’Amico will serve as interim President. Sperling noted, “Joe has been involved in all aspects of our operation and we are highly confident in his abilities to lead Apollo.”
Commenting on the transition, Greg Cappelli, Executive Vice President, Global Strategy and Assistant to the Executive Chairman, stated, “Apollo is engaged in a CEO search process. And, we are very fortunate to have an extremely talented and long tenured executive and managerial group and we will continue to look to their leadership.”
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its University of Phoenix, Institute for Professional

Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels in 40 states (as of February 29, 2008) and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Contact:
Keri Ruiz ~ (602) 417-0695 ~ kruiz@ckpr.biz